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                                                                  EXHIBIT (j)(1)


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The Board of Trustees and Shareholders
ING Mutual Funds and ING Mayflower Trust:

We consent to the use of our report dated December 17, 2004 as relates to the ING Emerging Countries Fund, ING Foreign Fund, ING International Fund, ING International SmallCap Growth Fund, ING Precious Metals Fund, ING Russia Fund, ING Global Equity Dividend Fund, ING Global Real Estate Fund, ING Global Value Choice Fund, each a series of ING Mutual Funds, and ING International Value Fund, a series of ING Mayflower Trust, incorporated herein by reference and to the references to our firm under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.


                                  /s/ KPMG LLP



Boston, Massachusetts
February 25, 2005